EXHIBIT 99.1
                                                             ------------

   FOR ADDITIONAL INFORMATION

   INVESTOR RELATIONS:                     MEDIA:
   Dennis Senchak (219) 647-6085           Sally Anderson (219) 647-6203
   Rae Kozlowski  (219) 647-6083


      NISOURCE SHAREHOLDERS APPROVE MERGER WITH COLUMBIA ENERGY GROUP
       NEALE OUTLINES STRATEGY FOR NATION'S LARGEST GAS DISTRIBUTOR
                              EAST OF ROCKIES

        COLUMBUS, Ohio (June 1, 2000)-NiSource Inc. (NYSE: NI) shareholders today overwhelmingly approved the company's proposed merger with Columbia Energy Group (NYSE: CG) to create a super-regional energy powerhouse stretching from Chicago in the west and the Gulf of Mexico in the south to New England. Columbia shareholders will vote on the transaction at a special meeting on June 2.

        "Today's vote demonstrates growing investor confidence in our plan to transform NiSource from a solid regional player into the premier competitor as the nation's largest natural gas distribution company east of the Rockies," Gary L. Neale, NiSource chairman, president and chief executive officer, told shareholders. "Our merger with Columbia Energy Group creates a powerful platform for growing shareholder value, accessing 30 percent of the nation's population and 40 per cent of U.S. energy demand."

        In his remarks to shareholders, Neale detailed progress on completion of the merger and described NiSource's strategy for the future.

        "We remain on track for completing the transaction before year-end given the remaining state and federal regulatory approvals," he said. All necessary state filings have been made, as well as those required by the Federal Energy Regulatory Commission and the Securities and Exchange Commission. A filing with the U.S. Department of Justice under the Hart-Scott-Rodino Act is scheduled for next week.

        "Our strategy is to create a new energy future based on building the right assets in the right markets," Neale explained. "Our merger creates a broad platform to maximize opportunities for growth centered on our distribution businesses. We will be serving 4.1 million customers, including 3.2 million gas distribution customers in nine states. We will also have pipeline operations in 16 states and one of the nation's largest gas storage systems at 700 billion cubic feet of capacity."

        "The right assets, including upstream access to gas supply and storage, will allow NiSource to provide new options to gas markets that are projected to grow some 60 percent to 35 trillion cubic feet of gas demand by 2020. Nearly half of that demand growth will be located in the energy corridor from the Gulf of Mexico to New England, and will be driven by new technologies we are pioneering, such as distributed generation," he added.

        "New technologies like microturbines and fuel cells allow customers to generate their own power on-site, in conjunction with or in place of the traditional electric supply grid. This creates new dimensions of energy independence and choice for all consumers served by NiSource distribution companies, from residential to industrial." Neale said, "NiSource assets will also be well positioned to help supply the fuel for some 17,500 megawatts of new gas-fired electric utility generation proposed for Midwest and East Coast markets."

        Neale pointed out that the $6.1 billion merger, announced Feb. 28, will be financed through approximately $3.1 billion in debt, $1 billion in non-core asset sales from both organizations, and nearly $2 billion in common equity and SAILS[SM]. Columbia shareholder interest in receiving NiSource stock has resulted in an increase in the projected common equity portion of the purchase from 23 percent to the maximum of 30 percent, reducing the amount of debt financing required.

        The combined company also expects to realize synergies ranging from $98 million in 2001 to $185 million in 2005, primarily by implementing shared services for corporate functions and implementing best practices across the organization.

        Approximately 65 percent of NiSource outstanding shares were voted in approval of the merger agreement, representing approximately 80 percent of the shares voted.

        In other business, NiSource shareholders re-elected Neale and two outside directors to board terms expiring in 2003: Arthur J. Decio, chairman of the board of Skyline Corporation, Elkhart, Ind.; and Robert J. Welsh, chairman and chief executive officer of Welsh, Inc., Merrillville, Ind. Shareholders also approved the Amended and Restated 1994 Long Term Incentive Plan.

        NiSource Inc. (NYSE:NI) is a holding company with headquarters in Merrillville, Ind., whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeastern United States. The company also markets utility services and customer-focused resource solutions along a corridor form Texas to Maine. More information about the company is available on the Internet at www.nisource.com.

        Columbia Energy Group (NYSE: CG), based in Herndon, Va., is one of the nation's leading energy services companies. Its operating companies engage in nearly all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as retail energy marketing, propane and petroleum product sales, and electric power generation. More information about Columbia is available on the Internet at www.columbiaenergygroup.com.





        This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the Federal and State regulators.

        Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. These and other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document.

        In addition to other documents filed with the Securities and Exchange Commission by the two companies, NiSource and the new holding company have filed a registration statement, which contains a joint proxy statement/prospectus for NiSource and Columbia Energy. The final joint proxy statement/prospectus, dated April 24, 2000, is available and has been distributed to the companies' shareholders. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. Investors and security holders may receive the joint proxy statement/prospectus and other documents free of charge at the SEC's Web site, www.sec.gov, from NiSource Investor Relations at 801 East 86th Avenue, Merrillville, Indiana 46410 or at its Web site, www.nisource.com, or from Columbia Investor Relations at 13880 Dulles Corner Lane, Herndon, Virginia 20171 or at its Web site, www.columbiaenergygroup.com.

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